Exhibit 11
                            TREX MEDICAL CORPORATION

                        Computation of Earnings per Share


                            Three Months Ended             Six Months Ended
                        --------------------------    -------------------------
                          March 29,      March 30,      March 29,     March 30,
                               1997           1996           1997          1996
-------------------------------------------------------------------------------
Computation of Primary
  Earnings per Share:

Net Income (a)          $ 3,366,000    $ 2,108,000    $ 6,652,000   $ 3,734,000
                        -----------    -----------    -----------   -----------

Shares:
  Weighted average
    shares outstanding   28,892,630     21,948,606     28,759,114    21,395,967

  Add: Shares issuable
       from assumed
       exercise of
       options (as
       determined by
       the application
       of the treasury
       stock method)              -        151,414              -       151,414
                        -----------    -----------    -----------   -----------

  Weighted average
    shares outstanding,
    as adjusted (b)      28,892,630     22,100,020     28,759,114    21,547,381
                        -----------    -----------    -----------   -----------

Primary Earnings per
  Share (a) / (b)       $       .12    $       .10    $       .23   $       .17
                        ===========    ===========    ===========   ===========
PAGE

                                                                   Exhibit 11
                            TREX MEDICAL CORPORATION

                  Computation of Earnings per Share (continued)


                                                       Three Months Ended
                                                    ------------------------
                                                      March 29,    March 30,
                                                           1997         1996
----------------------------------------------------------------------------
 Computation of Fully Diluted Earnings
   per Share:

    Income:
      Net income                                    $ 3,366,000  $ 2,108,000

      Add: Convertible debt interest,
           net of tax                                         -      263,146
                                                    -----------  -----------

      Income applicable to common stock
        assuming full dilution (a)                  $ 3,366,000  $ 2,371,146
                                                    -----------  -----------

    Shares:
      Weighted average shares outstanding            28,892,630   21,948,606

      Add: Shares issuable from assumed
           exercise of options (as determined
           by the application of the treasury
           stock method)                                      -      151,414

           Shares issuable from assumed
           conversion of subordinated
           convertible note                                   -    3,542,768
                                                    -----------  -----------

      Weighted average shares outstanding,
        as adjusted (b)                              28,892,630   25,642,788
                                                    -----------  -----------

    Fully Diluted Earnings per Share (a) / (b)      $       .12  $       .09
                                                    ===========  ===========